SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C.  20549

                                 SCHEDULE 13G
                                (Rule 13d-102)

            INFORMATION STATEMENT PURSUANT TO RULES 13d-1 AND 13d-2
                  UNDER THE SECURITIES EXCHANGE ACT OF 1934(1)



                             CAMBRIDGE HEART, INC.
                               (Name of Issuer)


                    Common Stock, par value $.001 per share
                        (Title of Class of Securities)

                                   131910101

                                (CUSIP Number)


-----------
     (1) The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

         The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


______________________________             ________________________________
|                            |             |                              |
|CUSIP No.131910101          |    13G      | Page   2    of   9   Pages   |
|____________________________|             |______________________________|
___________________________________________________________________________
|  1 | NAME OF REPORTING PERSONS                                          |
|    | S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS                |
|    | Morgan Stanley Group Inc.                                          |
|    | 13-2838811                                                         |
|____|____________________________________________________________________|
|  2 | CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                  |
|    |                                                                 _  |
|    |                                                            (a) |_| |
|    |                                                                 _  |
|    |                                                            (b) |_| |
|    |                                                                    |
|____|____________________________________________________________________|
|  3 | SEC USE ONLY                                                       |
|    |                                                                    |
|____|____________________________________________________________________|
|  4 |  CITIZENSHIP OR PLACE OF ORGANIZATION                              |
|    |  Delaware                                                          |
|____|____________________________________________________________________|
|                    |  5 | SOLE VOTING POWER                             |
|                    |    | 0                                             |
|   NUMBER OF        |____|_______________________________________________|
|    SHARES          |  6 | SHARED VOTING POWER                           |
|  BENEFICIALLY      |    | 1,166,667                                     |
|   OWNED BY         |____|_______________________________________________|
|     EACH           |  7 | SOLE DISPOSITIVE POWER                        |
|   REPORTING        |    | 0                                             |
|    PERSON          |____|_______________________________________________|
|     WITH           |  8 | SHARED DISPOSITIVE POWER                      |
|                    |    | 1,166,667                                     |
|____________________|____|_______________________________________________|
|  9 | AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON       |
|    | 1,166,667                                                          |
|____|____________________________________________________________________|
| 10 | CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES           _  |
|    | CERTAIN SHARES*                                                |_| |
|____|____________________________________________________________________|
| 11 | PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)                  |
|    | 11.4%                                                              |
|____|____________________________________________________________________|
| 12 | TYPE OF REPORTING PERSON*                                          |
|    | CO                                                                 |
|____|____________________________________________________________________|
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!




______________________________             ________________________________
|                            |             |                              |
|CUSIP No.131910101          |    13G      | Page   3    of   9   Pages   |
|____________________________|             |______________________________|
___________________________________________________________________________
|  1 | NAME OF REPORTING PERSONS                                          |
|    | S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS                |
|    | Morgan Stanley Venture Capital II, Inc.                            |
|    |                                                                    |
|____|____________________________________________________________________|
|  2 | CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                  |
|    |                                                                 _  |
|    |                                                            (a) |_| |
|    |                                                                 _  |
|    |                                                            (b) |_| |
|    |                                                                    |
|____|____________________________________________________________________|
|  3 | SEC USE ONLY                                                       |
|    |                                                                    |
|____|____________________________________________________________________|
|  4 |  CITIZENSHIP OR PLACE OF ORGANIZATION                              |
|    |  Delaware                                                          |
|____|____________________________________________________________________|
|                    |  5 | SOLE VOTING POWER                             |
|                    |    | 0                                             |
|   NUMBER OF        |____|_______________________________________________|
|    SHARES          |  6 | SHARED VOTING POWER                           |
|  BENEFICIALLY      |    | 1,166,667                                     |
|   OWNED BY         |____|_______________________________________________|
|     EACH           |  7 | SOLE DISPOSITIVE POWER                        |
|   REPORTING        |    | 0                                             |
|    PERSON          |____|_______________________________________________|
|     WITH           |  8 | SHARED DISPOSITIVE POWER                      |
|                    |    | 1,166,667                                     |
|____________________|____|_______________________________________________|
|  9 | AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON       |
|    | 1,166,667                                                          |
|____|____________________________________________________________________|
| 10 | CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES           _  |
|    | CERTAIN SHARES*                                                |_| |
|____|____________________________________________________________________|
| 11 | PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)                  |
|    | 11.4%                                                              |
|____|____________________________________________________________________|
| 12 | TYPE OF REPORTING PERSON*                                          |
|    | CO                                                                 |
|____|____________________________________________________________________|
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!




______________________________             ________________________________
|                            |             |                              |
|CUSIP No.131910101          |    13G      | Page   4    of   9   Pages   |
|____________________________|             |______________________________|
___________________________________________________________________________
|  1 | NAME OF REPORTING PERSONS                                          |
|    | S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS                |
|    | Morgan Stanley Venture Partners II, L.P.                           |
|    |                                                                    |
|____|____________________________________________________________________|
|  2 | CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                  |
|    |                                                                 _  |
|    |                                                            (a) |_| |
|    |                                                                 _  |
|    |                                                            (b) |_| |
|    |                                                                    |
|____|____________________________________________________________________|
|  3 | SEC USE ONLY                                                       |
|    |                                                                    |
|____|____________________________________________________________________|
|  4 |  CITIZENSHIP OR PLACE OF ORGANIZATION                              |
|    |  Delaware                                                          |
|____|____________________________________________________________________|
|                    |  5 | SOLE VOTING POWER                             |
|                    |    | 0                                             |
|   NUMBER OF        |____|_______________________________________________|
|    SHARES          |  6 | SHARED VOTING POWER                           |
|  BENEFICIALLY      |    | 1,166,667                                     |
|   OWNED BY         |____|_______________________________________________|
|     EACH           |  7 | SOLE DISPOSITIVE POWER                        |
|   REPORTING        |    | 0                                             |
|    PERSON          |____|_______________________________________________|
|     WITH           |  8 | SHARED DISPOSITIVE POWER                      |
|                    |    | 1,166,667                                     |
|____________________|____|_______________________________________________|
|  9 | AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON       |
|    | 1,166,667                                                          |
|____|____________________________________________________________________|
| 10 | CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES           _  |
|    | CERTAIN SHARES*                                                |_| |
|____|____________________________________________________________________|
| 11 | PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)                  |
|    | 11.4%                                                              |
|____|____________________________________________________________________|
| 12 | TYPE OF REPORTING PERSON*                                          |
|    | PN                                                                 |
|____|____________________________________________________________________|
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!




______________________________             ________________________________
|                            |             |                              |
|CUSIP No.131910101          |    13G      | Page   5    of   9   Pages   |
|____________________________|             |______________________________|
___________________________________________________________________________
|  1 | NAME OF REPORTING PERSONS                                          |
|    | S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS                |
|    | Morgan Stanley Venture Capital Fund II, L.P.                       |
|    |                                                                    |
|____|____________________________________________________________________|
|  2 | CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                  |
|    |                                                                 _  |
|    |                                                            (a) |_| |
|    |                                                                 _  |
|    |                                                            (b) |_| |
|    |                                                                    |
|____|____________________________________________________________________|
|  3 | SEC USE ONLY                                                       |
|    |                                                                    |
|____|____________________________________________________________________|
|  4 |  CITIZENSHIP OR PLACE OF ORGANIZATION                              |
|    |  Delaware                                                          |
|____|____________________________________________________________________|
|                    |  5 | SOLE VOTING POWER                             |
|                    |    | 0                                             |
|   NUMBER OF        |____|_______________________________________________|
|    SHARES          |  6 | SHARED VOTING POWER                           |
|  BENEFICIALLY      |    | 773,306                                       |
|   OWNED BY         |____|_______________________________________________|
|     EACH           |  7 | SOLE DISPOSITIVE POWER                        |
|   REPORTING        |    | 0                                             |
|    PERSON          |____|_______________________________________________|
|     WITH           |  8 | SHARED DISPOSITIVE POWER                      |
|                    |    | 773,306                                       |
|____________________|____|_______________________________________________|
|  9 | AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON       |
|    | 773,306                                                            |
|____|____________________________________________________________________|
| 10 | CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES           _  |
|    | CERTAIN SHARES*                                                |_| |
|____|____________________________________________________________________|
| 11 | PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)                  |
|    | 7.6%                                                               |
|____|____________________________________________________________________|
| 12 | TYPE OF REPORTING PERSON*                                          |
|    | PN                                                                 |
|____|____________________________________________________________________|
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!


Item 1(a).  Name of Issuer.

         Cambridge Heart, Inc.

Item 1(b).  Address of Issuer's Principal Executive Offices.

         1 Oak Park Drive
         Bedford, MA 01730


Item 2(a).  Name of Person Filing.

         Morgan Stanley Group Inc. ("Morgan Stanley")

         Morgan Stanley Venture Capital II, Inc. ("MSVC")

         Morgan Stanley Venture Partners II, L.P. ("Partners")

         Morgan Stanley Venture Capital Fund II, L.P.
         ("Venture Fund")



Item 2(b).  Address of Principal Business Office or, if
     None, Residence.

   The address of the principal business and principal office of each of the Venture Fund, Partners, and MSVC is 1221 Avenue of the Americas, New York, New York 10020. The address of the principal business and principal office of Morgan Stanley is 1585 Broadway, New York, New York 10036.

Item 2(c).  Citizenship.

   The citizenship of each of the Venture Fund, Partners, MSVC and Morgan Stanley is Delaware.

Item 2(d).  Title of Class of Securities.

   Common Stock, par value $.001 per share.


Item 2(e).  CUSIP Number.

   131910101

Item 3. If this statement is filed pursuant to Rule 13d-1(b), or 13d-2(b), check whether the person filing is a: N/A
          _
   (a)   |_|   Broker or dealer registered under Section 15
         of the Act,
          _
   (b)   |_|   Bank as defined in Section 3(a)(6) of the
         Act,
          _
   (c)   |_|   Insurance Company as defined in Section
         3(a)(19) of the Act,
          _
   (d)   |_|   Investment Company registered under Section
         8 of the Investment Company Act,
          _
   (e)   |_|   Investment Adviser registered under Section
         203 of the Investment Advisers Act of 1940,
          _
   (f)   |_|   Employee Benefit Plan, Pension Fund which is
         subject to the provisions of the Employee
         Retirement Income Security Act of 1974 or
         Endowment Fund; see Section  240.13d-1(b)(1)(ii)(F),
          _
   (g)   |_|   Parent Holding Company, in accordance with
         Section  240.13d-1(b)(1)(ii)(G) (Note: See Item 7),
          _
   (h)   |_|   Group, in accordance with Section  240.13d-
         1(b)(1)(ii)(H).

Item 4. Ownership. (a) Amount Beneficially Owned: Venture Fund may be deemed to own beneficially 773,306 shares of Common Stock as of December 31, 1996. As described below, Partners, MSVC and Morgan Stanley may each be deemed to own beneficially 1,166,667 shares of Common Stock as of December 31, 1996.

         Venture Fund, Morgan Stanley Venture Investor, L.P., and Morgan Stanley Venture Capital Fund II, C.V. (the "Funds") have the shared right to vote or to direct the vote of or to dispose or to direct the disposition of 773,306, 200,702 and 192,659 shares of Common Stock, respectively. Partners, as general partner of each Fund, controls the actions of each Fund. MSVC, as general partner of Partners, controls the actions of Partners. Morgan Stanley, as the sole shareholder of MSVC, controls the actions of MSVC. Thus, each of Partners, MSVC and Morgan Stanley may be deemed to beneficially own the entire 1,166,667 shares of Common Stock held by the Funds.


            (b)   Percent of Class:(2)

   Morgan Stanley                       11.4%
   MSVC                                 11.4%
   Partners                             11.4%
   Venture Fund                          7.6%

------------
     (2) Based on the 10,204,994 shares of Common Stock reported to be outstanding in the report on Form 10-Q filed for the quarter ended September 30, 1996 by Issuer.

            (c)  Deemed Voting Power and Disposition Power:

                        (i)         (ii)             (iii)           (iv)
                      Deemed       Deemed           Deemed          Deemed
                      to have      to have          to have         to have
                      Sole Power   Shared Power     Sole Power   Shared Power
                      to Vote      to Vote          to Dispose     to Dispose
                      or to        or to            or to            or to
                      Direct       Direct           Direct the      Direct the
                      the Vote     the Vote         Disposition    Disposition

Morgan Stanley           0         1,166,667           0           1,166,667
MSVC                     0         1,166,667           0           1,166,667
Partners                 0         1,166,667           0           1,166,667
Venture Fund             0           773,306           0             773,306

Item 5.        Ownership of Five Percent or Less of a Class.

         If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [ ].

Item 6.        Ownership of More than Five Percent on Behalf of
               Another Person.

               N/A

Item 7.        Identification and Classification of the
               Subsidiary Which Acquired the Security Being
               Reported on by the Parent Holding Company.

               See Item 4.

Item 8. Identification and Classification of Members of the Group.

               N/A

Item 9.        Notice of Dissolution of Group.

               N/A

Item 10.       Certification.

               N.A.

                                   SIGNATURE

               After reasonable inquiry and to the best of the knowledge and belief of each of the undersigned, each of the undersigned certifies that the information set forth in this statement is true, complete and correct.

Date:  February 14, 1997

                                  Morgan Stanley Venture Capital
                                    Fund II, L.P.


                                  By:  /s/ Peter R. Vogelsang
                                          Name: Peter R. Vogelsang
                                          Title: Secretary


                                  Morgan Stanley Venture Partners II, L.P.



                                  By:  /s/ Peter R. Vogelsang
                                          Name: Peter R. Vogelsang
                                          Title: Secretary


                                  Morgan Stanley Venture Capital II, Inc.


                                  By:  /s/ Peter R. Vogelsang
                                          Name: Peter R. Vogelsang
                                          Title: Secretary


                                  Morgan Stanley Group Inc.


                                  By:  /s/ Peter R. Vogelsang
                                          Name: Peter R. Vogelsang
                                          Title: Secretary











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